Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Record Fourth Quarter and Full Year 2020 Results

Enters 2021 as the Nation’s Premier Supplier of Building Materials and Services Through Completed Merger with BMC

February 26th, 2021 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR) today reported its results for the fourth quarter and full year ending December 31, 2020.

Fourth Quarter 2020 Highlights:

•	Net sales of $2.5 billion for the quarter increased 43.5% compared to the prior year period

•	Core organic sales increased 15.0%, excluding acquisitions and commodity impacts

•	Commodity inflation increased net sales 26.5%

•	Acquisitions contributed to net sales growth of 2.0%

•	Gross profit of $669.2 million increased 40.4% compared to the prior year period

•	Net income of $139.9 million, or $1.18 per diluted share, and adjusted net income of $149.0 million, or $1.26 per diluted share

•	Adjusted EBITDA more than doubled to $257.1 million, driven by solid demand across all three customer end markets and commodity inflation

•	Strong quarter-end balance sheet with a net debt to LTM Adjusted EBITDA ratio of 1.7x and liquidity of $1.2 billion

On January 1, 2021, Builders FirstSource completed its transformational merger with BMC Stock Holdings (“BMC”) in an all-stock transaction, creating the nation’s premier supplier of building materials and services. As a result, the fourth quarter and full-year results do not include the financial results of BMC.

Chad Crow, CEO of Builders FirstSource, commented, “Record fourth quarter results reflect an exceptional finish to a year of remarkable performance, despite the challenges in 2020. Solid momentum from the continued execution of our strategic plan combined with strong residential market tailwinds positions Builders FirstSource to accelerate its success through the recently completed combination with BMC. The combined company provides a broader platform for growth including a deepened presence in the top housing markets across the nation. It has been my absolute pleasure to help build this great company over the past 21 years, and I believe that Dave Flitman’s proven ability to drive sustainable growth with a defined vision will lead to further value creation for our shareholders in the quarters and years to come.”

Dave Flitman, President of Builders FirstSource who will succeed Mr. Crow as CEO on April 1, added, “We are very excited about our merger, which was overwhelmingly approved by the shareholders of both companies and positions us with a long runway of growth well into the future. I want to thank Chad for his partnership in creating the premier specialty building materials distributor in the U.S. On a pro forma

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

basis, our combined companies achieved outstanding top and bottom-line performance in 2020, including $12.8 billion in net sales and over $1 billion of Adjusted EBITDA. Our integration efforts are progressing very well against our plan and we remain confident in delivering our expected run rate cost savings of $130 million to $150 million by the end of 2023. I look forward to working with our more than 26,000 team members to execute our strategy and foster a culture where we live our values of safety, people, integrity, customers and excellence.”

Peter Jackson, CFO of Builders FirstSource, said, “We entered 2021 with a strong foundation for our best-in-class solutions to thrive, underpinned by a pro forma leverage ratio for our combined companies of 1.3 times and free cash flow in excess of $286 million. We continue to evaluate opportunities to leverage the strength of our balance sheet as our debt falls. Looking ahead, we expect favorable market tailwinds from continued robust new single-family home demand to drive additional growth, and cash generation.”

Builders FirstSource Fourth Quarter 2020 Compared to Fourth Quarter 2019

Net Sales

•

Net sales for the fourth quarter ended December 31, 2020 were $2.5 billion, a 43.5% increase compared to a year ago. Core organic sales, which excludes acquisitions, commodity price fluctuations and differences in selling days between periods, increased by 15.0% while commodity price inflation added 26.5% to net sales.

•	Acquisitions completed during the prior four quarters contributed net sales growth of 2.0%.

•

Value-added core organic sales grew by an estimated 10.8%, led by 16.8% growth in our Manufactured Products category and 5.2% growth in our Windows, Doors, and Millwork category, as solid growth nationally was hindered by material availability constraints.

•	Demand improved across our three customer end markets. Single family, repair and remodel / other and multi-family grew estimated core organic sales by 18.2%, 6.1% and 9.9% respectively.

Gross Margin

•

Gross margin was $669.2 million, an increase of $192.6 million compared with the prior year period. Our gross margin percentage decreased to 26.4% from 27.0% in the prior year period. The decrease in gross margin percentage was primarily attributable to a shift in sales mix due to commodity inflation relative to the prior year period.

Selling, General and Administrative Expenses

•

SG&A in the fourth quarter of 2020 was $455.3 million, an increase of approximately $53.9 million compared to the prior year period, driven primarily by higher variable compensation related to the increase in profitability. Excluding the increase in variable compensation, underlying SG&A increased by $5.6 million or 1.8%.

•

As a percentage of net sales, SG&A decreased by 480 basis points to 18.0% in the fourth quarter of 2020. Contributing to the decrease as a percentage of net sales was the effect of commodity price inflation, core organic growth in our net sales, as well as continued expense control.

Interest Expense

•

Interest expense increased by $1.4 million to $28.9 million compared to the same period last year. Adjusting for the one-time charges in both periods, interest expense increased by $3.5 million due to a higher outstanding debt balance as compared to the prior year quarter, partially offset by the effect of lower interest rates.

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

Income Tax Expense

•

Driven by higher profitability, income tax expense in the fourth quarter of 2020 was $45.1 million, or an effective tax rate of 24.4%. In the fourth quarter of 2019 income tax expense was $6.3 million, or an effective tax rate of 13.2%, impacted by a periodic adjustment to the Company’s overall state tax rate.

Net Income

•	GAAP net income was $139.9 million, or $1.18 per diluted share, compared to $41.4 million, or $0.35 per diluted share, in the same period a year ago.

•

Adjusted net income was $149.0 million, or $1.26 per diluted share, compared to $45.8 million, or $0.39 per diluted share, in the fourth quarter of 2019. The 223.1% increase in adjusted net income was primarily driven by the increase in net sales described above.

Adjusted EBITDA

•

Adjusted EBITDA grew $147.8 million to a quarterly record of $257.1 million, an increase of 135.2%. The increase was primarily driven by the growth in net sales attributable to core organic growth across all three of our customer end markets, commodity inflation and cost leverage. Adjusted EBITDA margin improved to a record 10.2% of net sales in the fourth quarter, compared to 6.2% in the same period a year ago.

Builders FirstSource Full Year 2020 Compared to Full Year 2019

Net Sales

•

Net sales for the full year 2020 was a record $8.6 billion, a 17.6% increase compared to the full year 2019, as acquisitions and core organic growth contributed 2.5% and 5.6% of the increase, respectively across all three customer end markets.

•	Commodity inflation and one additional selling day increased net sales by 9.0% and 0.5%, respectively.

Gross Margin

•

Gross margin increased $245.8 million to a record $2.2 billion driven by strong growth in net sales. Our gross margin percentage was 26.0% for the full year 2020 compared to 27.2% for the full year 2019. The decrease in gross margin percentage was primarily attributable to the impact of commodity price inflation during the year.

Selling, General and Administrative Expenses

•

SG&A was $1.7 billion, an increase of approximately $94.2 million compared to the prior year period, mainly due to higher variable compensation driven by increased profitability. Excluding the increase in variable compensation, SG&A increased $47.2 million, or 3.8%.

•

As a percentage of net sales, SG&A decreased by 215 basis points from 21.8% to 19.6% for the full year 2020. Contributing to the decrease was the effect of commodity price inflation as well as core organic growth in our net sales.

Net Income

•	GAAP net income was $313.5 million, or $2.66 per diluted share, compared to $221.8 million, or $1.90 per diluted share, for the full year 2019, an increase of $0.76 per diluted share, or 40.0%.

•

Adjusted net income was $354.5 million, or $3.01 per diluted share, compared to $239.5 million, or $2.05 per diluted share, for the full year 2019, an increase of $0.96 per diluted share. The increase in adjusted net income of $115.0 million, or 48.0%, was primarily driven by the increase in net sales, partially offset by higher SG&A.

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

Adjusted EBITDA

•

Adjusted EBITDA for the full year 2020 grew $184.1 million, or 35.7%, to a record $700.2 million, or 8.2% of net sales, compared to $516.1 million, or 7.1% of net sales, for the full year 2019. The year over year improvement was attributable to core organic growth in our customer end markets, commodity inflation and cost leverage.

Builders FirstSource Capital Structure, Leverage, and Liquidity Information:

•

Cash generated by operating activities was $260.1 million for the full year. Cash used in investing activities was $136.2 million, including capital expenditures, net of proceeds, of $103.6 million and $32.6 million used for our acquisitions.

•	Liquidity as of December 31, 2020 was $1.2 billion, consisting of $747.0 million in net borrowing availability under the revolving credit facility and $423.8 million cash on hand.

•

Adjusted EBITDA, on a trailing twelve-month basis, was $700.2 million and net debt was approximately $1.2 billion as of December 31, 2020. Our net leverage ratio declined sequentially to 1.7x in December 31, 2020 versus 2.3x at September 30, 2020 and 2.5x at December 31, 2019.

Pro Forma Combined Unaudited and Adjusted Financial Data, Fourth Quarter and Full year 2020:

The Company has provided supplemental unaudited financial data of the combined company in this press release. The below financial data combines Builders FirstSource and BMC historical operating results as if the businesses had been operated together on a combined basis during prior periods along with adjustments to reclassify certain BMC historical financial information to conform to Builders FirstSource historical financial information. This financial data is not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial information included in Builders FirstSource’s Pre-effective amendment to an S-4 filing dated November 17, 2020 with the U.S. Securities and Exchange Commission (the “Pro Forma S-4 Filing”), which provides the pro forma data information prepared in accordance with Article 11 of SEC Regulation S-X.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Pro Forma Combined Financial Data

(adjusted and unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
	(In millions)
Pro Forma Combined:
Net Sales	$3,746.9	$2,654.1	$12,766.1	$10,907.0
Gross Margin	974.5	711.7	3,292.5	2,929.4
Gross Margin %	26.0%	26.8%	25.8%	26.9%
Net Income	200.7	61.6	484.8	331.7

Adjusted EBITDA	377.8	167.6	1,071.9	777.1
Adjusted Net Income	217.6	67.0	544.9	353.8

Pro forma combined sales increased 41.2% to $3.7 billion in the fourth quarter of 2020 compared to $2.7 billion in the fourth quarter of 2019. Core organic grew approximately 13.1%, commodity price inflation increased net sales by approximately 26.5% and acquisitions contributed an additional 1.6%. For the full year 2020, pro forma net sales were $12.8 billion, up 17.0%, as compared to $10.9 billion in the prior year.

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

Pro forma combined gross margin percentage in the fourth quarter 2020 was 26.0%, down from 26.8% in the prior period. The decrease in gross margin percentage was primarily attributable to a shift in sales mix driven by commodity inflation compared to the prior year period. Additionally, the sharp rise in commodity prices during the quarter relative to our short-term customer pricing commitments contributed to the decline. For the full year 2020, pro forma gross margin percentage was 25.8%, down from 26.9% in the prior year.

Pro forma combined net interest expense in the fourth quarter and full year 2020 was $34.5 million and $158.0 million, respectively.

Pro forma combined Adjusted net income was $217.6 million in the fourth quarter of 2020, compared to $67.0 million in the fourth quarter of 2019.

Pro forma combined Adjusted EBITDA in the fourth quarter of 2020 was $377.8 million, or 10.1% of sales, compared to $167.6 million, or 6.3% of sales in 2019. This represents 125.4% growth on a year over year basis.

Capital Markets Update:

In January of 2021, the Company amended and extended the maturity of its existing $900 million Revolving Credit Facility. The amendment increased total commitments by $500 million, up to $1.4 billion in total, while extending the maturity by an additional 26 months to January 2026. The increase and extension of this facility provides the Company with an improved capital base that better represents the larger reach and scale of the company going forward.

On February 16, 2021, pursuant to the optional call feature in the 2027 Indenture, the Company gave notice that on March 3, 2021, $82.5 million of 2027 notes will be redeemed at a redemption price equal to 103% of the principal amount of the notes, plus accrued and unpaid interest.

At the end of the fourth quarter, the Company’s pro forma combined net debt was approximately $1.4 billion, which was 1.3 times its proforma combined LTM adjusted EBITDA. In addition, the Company has no long-term debt maturities due until 2027.

BMC Merger Integration:

Operating in some of the nation’s largest and fastest growing regions, the combined company is exceptionally positioned for long-term value creation. Since closing the merger with BMC on January 1, 2021, Builders FirstSource has made substantial progress in integrating the two companies.

The Company’s increased scale, a strong balance sheet bolstered by robust cash generation, and anticipated annual run-rate synergies of $130 million to $150 million by the end 2023 expected to provide greater resources to invest in growth, innovation and ongoing value creation for all stakeholders.

2021 Outlook

For 2021, the Company expects significant improvement in its financial performance, including the following:

•	Net sales to grow to a range of $13.9 billion to $14.6 billion or approximately 9% to 14% over its 2020 pro forma net sales of $12.8 billion.

•	Adjusted EBITDA to be in a range of $1.29 billion to $1.34 billion or approximately 20% to 25% over its 2020 pro forma Adjusted EBITDA of $1.07 billion.

•	Expected realized cost savings of $60 million to $70 million

•	Free cash flow in the range of $800 million to $900 million

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

The 2021 outlook is based on several assumptions, including the following:

•	Single family starts growth across our geographies in the high single digits; multi-family starts decline in the low single digits; and R&R growth in the low single digits.

•	Commodity tailwind of 0% to 10% compared to the prior year

•	Recently completed acquisitions net sales accretion of 2%

•	Less selling days of approximately 1% or 2 fewer days

•	Depreciation and amortization expenses in the range of $540 million to $550 million.

•	Capital Expenditures in the 1.4% to 1.6% range of net sales

•	Interest expense in the range of $110 million to $115 million

•	An effective tax rate of approximately 23.0% to 25.0%

Conference Call

Builders FirstSource will host a conference call Friday, February 26th, 2021, at 8:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the market opens on Friday, February 26th. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-949-2175 (U.S. and Canada) and 646-828-8143 (international), Conference ID: 6228010. A replay of the call will be available at 12 noon Central Time through March 13th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 6228010. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with approximately 550 locations and have a market presence in 46 of the top 50 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the recent novel coronavirus disease 2019 (also known as “COVID-19”) pandemic, the Company’s merger with BMC, the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and in the other reports filed by the Company with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, diluted Adjusted net income per share and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures.    The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and integration expense, debt issuance and refinancing costs, gains (loss) on sale and asset impairments and other items. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and integration expense and debt issuance and refinancing cost offset by the tax effect of those adjustments to net income. Adjusted net income per diluted share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

financial measures to investors. However, the Company’s calculation of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook and full-year forecast for its effective tax rate exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported Net income and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

Pro Forma Combined Financial Data

For avoidance of doubt, the Pro Forma Combined Unaudited and Adjusted Financial Data included in this release was not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial data included in Builders FirstSource’s Registration Statement on Form S-4 filed with the SEC and that was declared effective by the SEC on November 18, 2020 (the “Form S-4”), which provides the pro forma financial data prepared in accordance with Article 11 of SEC Regulation S-X. For instance, the Pro Forma Combined Unaudited and Adjusted Financial Data does not give effect to the BMC merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 805, Business Combinations (“ASC Topic 805”), with Builders FirstSource treated as the legal and accounting acquirer, and was not prepared to reflect the merger as if it occurred on the first day of any of the fiscal periods presented. The Pro Forma Combined Unaudited and Adjusted Financial Data has not been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, or (3) expected to have a continuing impact on the combined results of Builders FirstSource and BMC. Consequently, the Pro Forma Combined Unaudited and Adjusted Financial Data is intentionally different from, but does not supersede, the pro forma financial data set forth in the Form S-4.

In addition, the Pro Forma Combined Unaudited and Adjusted Financial Data does not purport to indicate the results that actually would have been obtained had the companies been operated together during the periods presented, or which may be realized in the future. The Pro Forma Combined Unaudited and Adjusted Financial Data have no impact on Builders FirstSource’s or BMC’s previously reported consolidated balance sheets or statements of operations, cash flows or equity.

#    #    #

Contact:

Michael Neese

SVP, Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
	(in thousands, except per share amounts)
Net sales	$2,530,760	$1,763,573	$8,558,874	$7,280,431
Cost of sales	1,861,572	1,287,017	6,336,290	5,303,602

Gross margin	669,188	476,556	2,222,584	1,976,829
Selling, general and administrative expenses	455,294	401,418	1,678,730	1,584,523

Income from operations	213,894	75,138	543,854	392,306
Interest expense, net	28,902	27,480	135,688	109,551

Income before income taxes	184,992	47,658	408,166	282,755
Income tax expense	45,078	6,291	94,629	60,946

Net Income	$139,914	$41,367	$313,537	$221,809

Comprehensive income	$139,914	$41,367	$313,537	$221,809

Net income per share:
Basic	$1.20	$0.36	$2.69	$1.92

Diluted	$1.18	$0.35	$2.66	$1.90

Weighted average common shares outstanding:
Basic	116,819	115,932	116,611	115,713
Diluted	118,591	117,483	117,917	117,025

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2020	2019	2018
	(In thousands, except per share amounts)
Net sales	$8,558,874	$7,280,431	$7,724,771
Cost of sales	6,336,290	5,303,602	5,801,831

Gross margin	2,222,584	1,976,829	1,922,940
Selling, general and administrative expenses	1,678,730	1,584,523	1,553,972

Income from operations	543,854	392,306	368,968
Interest expense, net	135,688	109,551	108,213

Income before income taxes	408,166	282,755	260,755
Income tax expense	94,629	60,946	55,564

Net income	$313,537	$221,809	$205,191

Comprehensive income	$313,537	$221,809	$205,191

Net income per share:
Basic	$2.69	$1.92	$1.79

Diluted	$2.66	$1.90	$1.76

Weighted average common shares outstanding:
Basic	116,611	115,713	114,586

Diluted	117,917	117,025	116,554

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
	(in millions except share amounts)
Net sales	$2,530.8	$1,763.6	$8,558.9	$7,280.4
Cost of sales	1,861.6	1,287.0	6,336.3	5,303.6

Gross margin	669.2	476.6	2,222.6	1,976.8
Gross margin %	26.4%	27.0%	26.0%	27.2%
Adjusted SG&A/Other as a % of sales (1)	16.3%	20.8%	17.8%	20.1%
Adjusted EBITDA	257.1	109.3	700.2	516.1
Adjusted EBITDA margin %	10.2%	6.2%	8.2%	7.1%
Depreciation and amortization expense	(29.3)	(28.3)	(116.6)	(100.0)
Interest expense, net of debt issuance cost and refinancing	(27.5)	(24.0)	(106.3)	(99.4)
Income tax expense, net of adjustments to net income	(48.0)	(7.7)	(108.1)	(66.5)
Other adjustments (2)	(3.3)	(3.5)	(14.7)	(10.7)

Adjusted Net Income	$149.0	$45.8	$354.5	$239.5

Basic adjusted net income per share:	$1.28	$0.40	$3.04	$2.07

Diluted adjusted net income per share:	$1.26	$0.39	$3.01	$2.05

Weighted average common shares (in millions)
Basic	116.8	115.9	116.6	115.7
Diluted	118.6	117.5	117.9	117.0

(1)

Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization expense, stock compensation expense, acquisition and integration expense, and other expenses.

(2)	Primarily relates to stock compensation expense, gain on sale and asset impairments, severante and one time cost.

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31,
	2020	2019
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$423,806	$14,096
Accounts receivable, less allowances of $17,637 and $13,492 at December 31, 2020 and 2019, respectively	880,018	614,946
Other receivables	76,436	77,447
Inventories, net	784,527	561,255
Other current assets	58,895	39,123

Total current assets	2,223,682	1,306,867
Property, plant and equipment net	749,130	721,887
Operating lease right-of-use assets, net	274,562	292,684
Goodwill	785,305	769,022
Intangible assets, net	119,882	128,388
Deferred income taxes	4,653	8,417
Other assets, net	16,457	22,225

Total assets	$4,173,671	$3,249,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	600,357	436,823
Accrued liabilities	385,536	308,950
Current portion of operating lease liabilities	61,625	61,653
Current maturities of long-term debt	27,335	13,875

Total current liabilities	1,074,853	821,301
Noncurrent portion of operating lease liabilities	219,239	236,948
Long-term debt, net of current maturities, debt discount, premium and issuance costs	1,596,905	1,277,398
Deferred income taxes	49,495	36,645
Other long-term liabilities	80,396	52,245

Total liabilities	3,020,888	2,424,537
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized: zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 and 200,000 shares authorized at December 31, 2020 and 2019, respectively; 116,829 and 116,052 shares issued and outstanding at December 31, 2020 and 2019, respectively	1,168	1,161
Additional paid-in capital	589,241	574,955
Retained earnings	562,374	248,837

Total stockholders’ equity	1,152,783	824,953

Total liabilities and stockholders’ equity	$4,173,671	$3,249,490

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2020	2019	2018
	(In thousands)
Cash flows from operating activities:
Net income	$313,537	$221,809	$205,191
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	116,566	100,038	97,906
Amortization of debt discount, premium and issuance costs	3,508	3,880	4,642
Loss (gain) on extinguishment of debt	6,700	8,189	(3,170)
Deferred income taxes	16,614	50,994	51,823
Stock compensation expense	17,022	12,239	14,420
Net gain on sales of assets and asset impairments	(1,067)	(949)	(1,393)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(259,543)	42,789	(9,221)
Inventories	(220,101)	44,202	(5,425)
Other current assets	(19,743)	4,674	(10,356)
Other assets and liabilities	50,370	1,611	5,637
Accounts payable	160,947	4,070	(89,392)
Accrued liabilities	75,257	10,500	22,168

Net cash provided by operating activities	260,067	504,046	282,830

Cash flows from investing activities:
Purchases of property, plant and equipment	(112,082)	(112,870)	(101,411)
Proceeds from sale of property, plant and equipment	8,500	6,545	4,753
Cash used for acquisitions	(32,643)	(92,855)	—

Net cash used in investing activities	(136,225)	(199,180)	(96,658)

Cash flows from financing activities:
Borrowings under revolving credit facility	891,000	1,040,000	1,662,000
Repayments under revolving credit facility	(843,000)	(1,192,000)	(1,833,000)
Proceeds from long-term debt and other loans	895,625	478,375	3,818
Repayments of long-term debt and other loans	(618,542)	(610,834)	(65,312)
Payments of debt extinguishment costs	(22,686)	(2,301)	(134)
Payments of loan costs	(13,800)	(8,618)	—
Exercise of stock options	1,424	4,873	3,945
Repurchase of common stock	(4,153)	(10,392)	(4,895)

Net cash provided by (used in) financing activities	285,868	(300,897)	(233,578)

Net increase (decrease) in cash and cash equivalents	409,710	3,969	(47,406)
Cash and cash equivalents at beginning of period	14,096	10,127	57,533

Cash and cash equivalents at end of period	$423,806	$14,096	$10,127

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
	(in millions)
Reconciliation to Adjusted EBITDA:
GAAP net income	$139.9	$41.4	$313.5	$221.8
Acquisition and integration expense	10.6	2.3	25.1	13.0
Debt issuance and refinancing cost(1)	1.4	3.5	29.4	10.2
Tax-effect of adjustments to net income	(2.9)	(1.4)	(13.5)	(5.5)

Adjusted Net Income	149.0	45.8	354.5	239.5
Weighted average diluted common shares	118.6	117.5	117.9	117.0
Diluted adjusted net income per share:	$1.26	$0.39	$3.01	$2.05
Reconciling items:
Depreciation and amortization expense	29.3	28.3	116.6	100.0
Interest expense, net	27.5	24.0	106.3	99.4
Income tax expense, net of adjustments to net income	48.0	7.7	108.1	66.5
Stock compensation expense	4.9	2.9	17.0	12.2
Gain on sale and asset impairments	(1.9)	0.3	(3.2)	(2.9)
Other management-identified adjustments(2)	0.3	0.3	0.9	1.4

Adjusted EBITDA	$257.1	$109.3	$700.2	$516.1

Adjusted EBITDA Margin	10.2%	6.2%	8.2%	7.1%

(1)	Costs associated with issuing and extinguishing long term debt in 2020 and 2019.
(2)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended December 31,						Twelve months ended December 31,
	2020		2019			Organic (1)	2020		2019			Change Per Day	Organic (1)
	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change		Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured Products	$498.9	19.7%	$356.7	20.2%	39.9%	16.8%	$1,640.5	19.2%	$1,449.5	19.9%	13.2%	12.7%	3.9%
Windows, Doors & Millwork	413.7	16.3%	391.1	22.2%	5.8%	5.2%	$1,629.2	19.0%	1,542.9	21.2%	5.6%	5.2%	3.5%

Value-Added Products	912.6	36.0%	747.8	42.4%	22.1%	10.8%	3,269.7	38.2%	2,992.4	41.1%	9.3%	8.8%	3.7%
Gypsum, Roofing & Insulation	128.5	5.1%	119.6	6.8%	7.4%	7.4%	514.6	6.0%	528.6	7.3%	-2.6%	-3.0%	-3.1%
Siding, Metal & Concrete Products	191.8	7.6%	170.4	9.7%	12.6%	11.0%	773.6	9.0%	712.6	9.8%	8.6%	8.1%	6.0%
Other	247.8	9.8%	198.9	11.2%	24.5%	11.9%	924.6	10.9%	795.2	10.9%	16.3%	15.8%	5.1%

Specialized Products & Other	568.1	22.5%	488.9	27.7%	16.2%	10.5%	2,212.8	25.9%	2,036.4	28.0%	8.7%	8.2%	3.4%
Lumber & Lumber Sheet Goods	$1,050.1	41.5%	$526.9	29.9%	99.3%	24.9%	$3,076.4	35.9%	$2,251.6	30.9%	36.6%	36.1%	10.2%

Total net sales	$2,530.8	100.0%	$1,763.6	100.0%	43.5%	15.0%	$8,558.9	100.0%	$7,280.4	100.0%	17.6%	17.1%	5.6%

(1)	Core Organic Growth excludes acquisitions, commodity price fluctuations and differences in selling days between periods.

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended December 31,	Twelve months ended December 31,
	2020	2020
	Interest Expense	Interest Expense	Net Debt Outstanding
	(in millions)
2030 Unsecured Notes @ 5%	$6.9	$24.4	$550.0
2027 Secured Notes @ 6.75%	13.1	45.5	777.5
2024 Secured Notes @ 5.625%	—	3.9	—
2024 Term Loan @ 4.4% Floating LIBOR	0.3	2.1	—
Revolving Credit Facility @ 3.8% Floating LIBOR	1.1	5.8	75.0
Amortization of debt issuance costs, discount and premium	0.9	3.5	—
Finance leases and other finance obligations	5.1	21.0	239.9
Loss on debt extinguishment	1.4	29.4	—
Other	0.1	0.1	—
Cash	—	—	(423.8)

Total	$28.9	$135.7	$1,218.6

	Three months ended December 31, 2020	Twelve months ended December 31, 2020
	(in millions)	(in millions)
Free Cash Flow (unaudited)
Operating activities	$105	$260
Less: Capital expenditures, net of proceeds	(23)	(104)

Free Cash Flow	82	156

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Pro Forma Combined Financial Data

(adjusted and unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
	(In millions)
Pro Forma Combined:
Net Sales	$3,746.9	$2,654.1$	12,766.1	$10,907.0
Gross Margin	974.5	711.7	3,292.5	2,929.4
Gross Margin %	26.0%	26.8%	25.8%	26.9%
Net Income	200.7	61.6	484.8	331.7

Adjusted EBITDA	377.8	167.6	1,071.9	777.1
Adjusted Net Income	217.6	67.0	544.9	353.8

Builders FirstSource Reports Fourth Quarter 2020 Results (continued)

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Pro Forma Combined Financial Data

(adjusted and unaudited)

	Twelve months ended		Three months ended			Twelve months ended
	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2020	2019
	(In millions)
Pro Forma Combined:
Net Sales	$12,766.1	$3,746.9	$3,385.8	$2,925.5	$2,707.9	$10,907.0
Gross Margin	3,292.5	974.5	844.2	770.8	703.0	2,929.4
Gross Margin %	25.8%	26.0%	24.9%	26.3%	26.0%	26.9%
Net Income	484.8	200.7	130.8	122.5	30.8	331.7
Adjusted EBITDA	1,071.9	377.8	283.4	252.0	158.7	777.1
Adjusted Net Income	544.9	217.6	146.5	124.1	56.7	353.8

	Twelve months ended		Three months ended			Twelve months ended
	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2019	2018
	(In millions)
Pro Forma Combined:
Net Sales	$10,907.0	$2,654.1	$2,945.3	$2,850.9	$2,456.7	$11,407.2
Gross Margin	2,929.4	711.7	796.2	763.1	658.3	2,832.2
Gross Margin %	26.9%	26.8%	27.0%	26.8%	26.8%	24.8%
Net Income	331.7	61.6	111.7	102.3	56.1	324.9

Adjusted EBITDA	777.1	167.6	235.5	218.1	155.8	720.2
Adjusted Net Income	353.8	67.0	117.4	109.0	60.3	341.3